Exhibit 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED CONSUMER CREDIT CARD PROGRAM
AGREEMENT

This First Amendment (“Amendment Number One”) dated as of October 29, 2010, to that certain Consumer Credit Card Program Agreement made as of December 6, 1999, as amended and restated as of November 5, 2009, by and between J. C. PENNEY CORPORATION, INC., formerly known as J. C. Penney Company, Inc., a Delaware corporation, with its principal place of business at Plano, Texas, and GE MONEY BANK, assignee of Monogram Credit Card Bank of Georgia, with its principal place of business at 170  W. Election Road, Draper, Utah 84020 (the “Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, Bank provided notice (“CIL Notice”) to JCPenney on July 9, 2010 that a Critical Change in Applicable Law had occurred as a result of the issuance by the Federal Reserve Board of its final regulation on “reasonable and proportional” penalty fees; and

WHEREAS, as set forth in the CIL Notice, the Critical Change in Applicable Law has had a Material Adverse Effect; and

WHEREAS, the Bank and JCPenney have entered into good faith negotiations and have reached agreement on changes to the Program and the Agreement to eliminate the total effect of the Critical Change in Applicable Law (such changes being herein referred to as the “CIL Offset Changes”); and

WHEREAS, in furtherance thereof, the parties have agreed to enter into this Amendment Number One to document the CIL Offset Changes; and

WHEREAS, JCPenney and Bank have also agreed to make certain additional changes to the Agreement to (i) permit Bank to offer to Cardholders and applicants a debt protection product (“Debt Protection Changes”) and (ii) make certain modifications in the settlement process (“Settlement Changes”); and

WHEREAS, Bank and JCPenney also wish to document such Debt Protection Changes and Settlement Changes as part of this Amendment Number One;

NOW, THEREFORE, in consideration of the terms and conditions stated herein, and for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

I.     Agreed CIL Offset Changes.  Bank and JCPenney hereby agree to the following changes to the Agreement to eliminate the total effect of the Critical Change in Applicable Law set forth in the CIL Notice.

1.   Elimination of Annual Signing Bonus.

Section 4.4 and Schedule 4.4 shall be deleted in their entirety and shall have no further force or effect, and JCPenney shall have no further right to any Annual Signing Bonus.  For avoidance of doubt, JCPenney shall be entitled to retain any Annual Signing Bonus it has heretofore received with respect to calendar year 2009, and with respect to the first two calendar quarters of 2010, but shall have no right to any Annual Signing Bonus for the third or fourth calendar quarters of 2010 (July1-September 30 and October 1 – December 31) or for all or any portion of calendar years 2011, 2012 or 2013.

2.    Elimination of Application Bounty Payment.

  Section 4.5 and Schedule 4.5 shall be deleted in their entirety and shall have no further force and effect, and JCPenney shall have no right to any Application Bounty Payment.  For avoidance of doubt, JCPenney shall have no right to any Application Bounty Payment for all or any portion of Fiscal Years 2010, 2011, 2012 and 2013, including with respect to the portion of Fiscal Year 2010 occurring on or prior to the date on which this Amendment Number One becomes effective.

3.    Changes to Credit Terms.

(a)   JCPenney acknowledges that it has heretofore agreed that Bank may change the following Credit Terms: (1) to provide for the lowest minimum payment amount due on Accounts to be $20.00; (2) to change the late fee to the lesser of (i) $25 ($35 if the Cardholder is late one or more times in the six month period prior to the assessment of such late fee) or (ii) the minimum payment due, and (3) to increase the minimum finance charge to $2.00 (on Accounts opened on or after July 1, 2010 only).  Each of these changes to the Credit Terms shall not be subject to the provisions of subsections (a) and (b) of Schedule 3.3(a)-(e) of the Agreement (including, for avoidance of doubt, any limitation on the number of change-in-terms notices that may be furnished to Cardholders and any necessity to meet any Peer Group Program requirement); provided, however, that any change-in-terms notice necessitated as a result of any such change in Credit Terms shall not be delivered to a Cardholder during the Freeze Period other than for such notices furnished in connection with Billing Statements issued for November 2010 cycles 1-19.

(b)  JCPenney agrees that Bank may make the following additional changes to Credit Terms:  (1) to provide for the lowest minimum payment amount due on new Accounts to be $25, provided such change shall not be implemented with respect to new Accounts until October 1, 2010, or such later date selected by Bank; and (2) to increase the annual percentage rate (APR) to 26.99% on all Accounts, provided such change shall not be implemented with respect to existing Accounts until September 2010 and with respect to new Accounts until October 2010.  Each of these changes to the Credit Terms shall not be subject to the provisions of subsections (a) and (b) of Schedule 3.3(a)-(e) of the Agreement (including, for avoidance of doubt, any limitation on the number of change-in-terms notices that may be furnished to Cardholders and any necessity to meet any Peer Group Program requirement); provided, however, that any change-in-terms notice necessitated as a result of any such change in Credit Terms shall not be delivered to a Cardholder during the Freeze Period other than for such notices furnished in connection with Billing Statements issued for November 2010 cycles 1-19.

(c)  Bank and JCPenney agree to certain additional rights and obligations respecting Credit
Terms as set forth in Schedule I.3(c) to this Amendment.

4.   Gain Share Offset.

The parties agree to replace Schedule 4.3 attached to the Agreement with the Amended and
Restated Schedule 4.3 attached to this Amendment Number One.

II.         Debt Protection Changes.  Bank and JCPenney hereby agree to the following changes to the
Agreement to permit Bank to offer to Cardholders and applicants a debt protection product.

1.  Section 3.7 shall be deleted in its entirety and superseded by the following:

“3.7   Incidental Marketing and Debt Protection Programs.  The parties’ rights and obligations in respect of Incidental Marketing Programs shall be as set forth in Schedule 3.7.  In addition, the parties have agreed to establish the “Debt Protection Program,” with such rights and obligations as are set forth in Schedule 3.7-1 of the Agreement. “Debt Protection Program” means the program which may be offered through Bank and under which Bank makes debt cancellation and/or suspension coverage available to Cardholders.”

2.	Subsection (e) of Schedule 3.7 of the Agreement shall be deleted in its entirety.

III.    Settlement Changes.   Bank and JCPenney hereby agree to the following changes to the settlement process set forth in the Agreement.

1.   Exhibit B Section 1.1(a) is amended, as follows:

“1.1 Settlement Procedures

(a) Upon Bank’s receipt, verification and processing of the daily transmissions by JCPenney of the Charge Transaction Data in accordance with this Exhibit B, Bank will remit to JCPenney, in respect of such Charge Transaction Data, an amount equal to the Settlement Amount, if such amount is a positive number.  For purposes of this Exhibit B, “Settlement Amount” means (A) the amount of the Net

Credit Volume (including for the purpose of this clause (a), the amount of all DMS Net Credit Volume) identified in such Charge Transaction Data, less (B) the sum of In-Store Payments, (see Section 3.11(b)) and credit insurance benefit payments, less (C) the Promotions Fee,  plus (D) the Participation Fee, plus (E) the In-Store Support Activity Fee (as provided for in Exhibit X).  JCPenney shall, and shall cause each of the other Authorized Entities to, report to Bank any In-Store Payments, credit insurance benefit items, returns and adjustments and submit such data at the same time as the Charge Transaction Data from the same JCPenney Location for that same day. With respect to the calculation of the Settlement Amount for any Business Day, the Promotions Fee, the Participation Fee and the In-Store Support Activity Fee shall be based on the Net Credit Volume reflected in the Settlement Amount calculation for the immediately preceding Business Day. ”

2.    Exhibit B-1 is amended by substituting the attached revised Exhibit B-1 for the exhibit currently attached to the Agreement.

3.    Exhibit B-2 is amended by adding the following sentence to the end of the existing paragraph:  “For avoidance of doubt, with respect to the settlement calculation in respect of the Dual Card Program for any Business Day, the Dual Card Participation Fee and the Dual Card Royalty Payment shall be based on the Net Credit Volume reflected in the settlement calculation in respect of the Dual Card Program for the immediately preceding Business Day.”

4.   Exhibit B-3 is amended by substituting the attached revised Exhibit B-3 for the exhibit currently attached to the Agreement.

IV.    Amendment Number One Effective Date

1.   This Amendment Number One shall become effective as of October 1, 2010, except as provided in subsections (2) and (3) immediately below.

2.   The Settlement Changes set forth in Section III of this Amendment Number One (including Exhibits, B, B-1, B-2 and B-3 ) shall take effect as of June 16, 2010 (“Settlement Changes Effective Date”). In connection with the transition to such new settlement procedures and calculations, the parties agree that (i) the calculations for the Settlement Amount (as defined in Exhibit B) for each of the Programs  for the Settlement Changes Effective Date will not include amounts for the Promotions Fee, the Participation Fee, the Dual Card Participation Fee, the Dual Card Royalty Payment or the In-Store Support Activity Fee and (ii) the In-Store Support Activity Fee applicable to the period from June 1, 2010 until the Settlement Changes Effective Date shall be paid no later than July 16, 2010.

3.  The Changes to Credit Terms provisions in Section 3(a) and Section 3(b)(2) shall take effect as of July 1, 2010 and September 1, 2010,  respectively.

V.         Miscellaneous

(a)     The execution, delivery and performance of this Amendment Number One has been duly authorized by all requisite corporate action on the part of JCPenney and Bank and upon execution by all parties, will constitute a legal and binding obligation of each thereof.

(b)    The Agreement, as amended by this Amendment Number One, constitutes the entire understanding of the parties with respect to the subject matter thereof. Except as expressly amended hereby,

the terms and conditions of the Agreement shall continue and remain in full force and effect. In the event of any conflict between the Agreement and this Amendment Number One, the terms and conditions of this Amendment Number One shall govern.

(c)    The parties hereto agree to execute such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this Amendment Number One and the consummation of the transactions contemplated hereby and thereby.

(d)    This Amendment Number One may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment Number One as of the date set forth above.

J.C. PENNEY CORPORATION, INC.                                        GE MONEY BANK

By: /s/ James Hughes                                                               By: /s/ Margaret M. Keane
Title: DVP, Payment Support Services                                         Title: EVP, GEMB